Item 77M - DWS Alternative Asset Allocation Plus Fund -
DWS Market Trust


On April 29, 2011 (the "Effective Date"), DWS Alternative Asset Allocation Plus Fund (the "Predecessor Fund"), a series of DWS Equity Trust, a Massachusetts business trust (Registration Nos. 333-43815 and 811-08599), was reorganized into DWS Alternative Asset Allocation Plus Fund (the "Acquiring Fund"), a corresponding newly created "shell" series of DWS Market Trust, a Massachusetts business trust (Registration Nos. 002-21789 and 811-01236). On the Effective Date, all of the assets and liabilities of the Predecessor Fund were transferred to the Acquiring Fund.
With the exception of the differing trust of which it is a series,the Acquiring Fund is substantially similar to its corresponding Predecessor Fund.

All financial and other relevant information for the Predecessor Fund for the six-month period ended September
30, 2011 is reported on this Form N-SAR.

Item 77M - DWS Lifecycle Long Range Fund - DWS
Market Trust


On April 29, 2011 (the "Effective Date"), DWS Lifecycle
Long Range Fund (the "Predecessor Fund"), a series of DWS Advisor Funds, a Massachusetts business trust (Registration Nos. 033-07404 and 811-04760), was reorganized into DWS Lifecycle Long Range Fund (the "Acquiring Fund"), a corresponding newly created "shell" series of DWS Market
Trust, a Massachusetts business trust (Registration Nos. 002-21789 and 811-01236). On the Effective Date, all of the assets and liabilities of the Predecessor Fund were transferred to the Acquiring Fund. With the exception of the differing trust of which it is a series, the Acquiring Fund is substantially similar to its corresponding Predecessor Fund.

All financial and other relevant information for the Predecessor Fund for the six-month period ended September
30, 2011 is reported on this Form N-SAR.



 For internal use only
 For internal use only

 For internal use only